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                                                                   EXHIBIT 23(D)

                        CONSENT OF INDEPENDENT AUDITORS

The Board of Directors
Vanguard Cellular Systems, Inc.:


     We consent to the incorporation by reference in the previously filed registration statements on Form S-4 (No. 33-35054), Form S-3 (No. 33-61295), and Form S-8 (Nos. 33-22866, 33-36986, 33-53559, and 33-69824) of Vanguard Cellular
Systems, Inc. of our report dated April 17, 1997, with respect to the consolidated balance sheets of Syarikat Telefon Wireless (m) Sdn Bhd and subsidiary as of December 31, 1996 and 1995, and the related consolidated profit and loss accounts, statements of shareholders' equity and cash flows for each of the years in the three-year period ended December 31, 1996, which report appears in the Form 10-K/A of Vanguard Cellular Systems, Inc. dated June 30, 1997.


                                         KPMG PEAT MARWICK


Kuala Lumpur
June 30, 1997
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